COMMUNITY NATIONAL BANCORPORATION
(the "Company")
561 East Washington Avenue
Ashburn, Georgia 31714

NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS
DATE:	Wednesday, May 21, 2003
TIME:	10:30 A.M.
PLACE:	The Thrasher House 720 Hudson Avenue Ashburn, Georgia 31714

Dear Shareholders:

At our 2003 Annual Shareholders Meeting (the "Annual Meeting"), we will ask you to:

      Elect directors, in the number and for the terms described in the Proxy Statement; and

      Transact any other business, including shareholder proposals, that may properly come before the Annual Meeting.

If you were a shareholder of record at the close of business on March 26, 2003, you may vote at the Annual Meeting. In addition to the proxy statement and the proxy card with voting instructions, a copy of the Company's Annual Report, which is not part of the proxy soliciting material, is enclosed with this Notice.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy card promptly in the accompanying postage-paid envelope. You may revoke any proxy in the manner described in the Proxy Statement at any time prior to its exercise at the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person, you may do so.

April 23, 2003	By Order of the Board of Directors,
/S/ Theron G. Reed President and Chief Executive Officer

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COMMUNITY NATIONAL BANCORPORATION
561 East Washington Avenue
Ashburn, Georgia 31714

PROXY STATEMENT FOR THE
2003 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 21, 2003 Beginning at 10:30 a.m.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Community National Bancorporation, a Georgia corporation (the "Company") is soliciting your proxy to vote at the Annual Meeting of the Company's shareholders on May 21, 2003, beginning at 10:30 a.m. (the "Annual Meeting"). The Annual Meeting will be held at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia 31714. This proxy statement summarizes the information that you need to know to vote intelligently at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. We will begin sending this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on April 23, 2003, to all shareholders entitled to vote. Only shareholders who owned the Company's no par value common stock (the "Common Stock") at the close of business on March 26, 2003 (the "Record Date") are entitled to vote. On the Record Date there were 2,011,495 shares of the Common Stock issued and outstanding held by 1,271 shareholders of record. The Common Stock is the Company's only class of voting stock.

How many votes do I have?

Each share of Common Stock that you own entitles you to one vote. The enclosed proxy card indicates the number of shares of Common Stock that you own.

How do I vote by proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and return the enclosed proxy card and return it to us promptly in the accompanying envelope. Returning the proxy card will not affect your right to attend and vote at the Annual Meeting.

If you properly complete and sign the proxy card and send it to us in advance of the Annual Meeting, your "proxy" (the individual named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board "FOR" the election of all five nominees for director.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his best judgment. At the time this proxy statement went to press, we knew of no other matters to be raised at the Annual Meeting.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any of three ways:

    You may send in another proxy with a later date.

    You may notify the Company's Secretary in writing before the Annual Meeting that you have revoked your proxy.

    You may vote in person at the Annual Meeting.

How do I vote in person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on the Record Date in order for you to be able to vote at the meeting.

What vote is required to approve each proposal?
Proposal 1:	Elect five directors.

The five nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate "withhold authority" to vote for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

Is voting confidential?

We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Election examine these documents. We will not disclose your vote to management unless it is necessary to comply with legal requirements. We will, however, forward to management any written comments that you make, on the proxy card or elsewhere.

What are the costs of soliciting these proxies?

The Company will pay all the costs of soliciting these proxies, estimated at $5,500. In addition to mailing proxy-soliciting material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals and to obtain authority to execute proxies. We will then reimburse them for expenses.

GOVERNANCE OF THE COMPANY

The Board of Directors and Committees

The Company's Board of Directors oversees the business and affairs of the Company and the subsidiary banks and monitors the performance of their management. In accordance with corporate governance principles, the Board does not involve itself in the day-to-day operations of the Company. The directors keep themselves informed through discussions with key executives and the Company's principal external advisers, including legal counsel and outside auditors, by reading reports and other materials that the Company's management makes available to them and by participating in Board and committee meetings.

The Board of Directors held ten (10) meetings during the year ended December 31, 2002. Each director attended at least 75% of the aggregate of such meetings and the meetings of each Board committee on which he or she served.

The Board of Directors has recently constituted a standing Audit Committee composed of Willis R. Collins (Chairman), Lloyd G. Ewing and Benjamin E. Walker.

Report of the Audit Committee

The functions of the Audit Committee are focused on three areas:

  the adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial statements;

  the performance of the Company's internal auditors and the independence and performance of the Company's independent auditors; and

  the Company's compliance with legal and regulatory requirements.

We intend to meet with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. We intend to discuss these matters with the Company's independent auditors, who will have an unrestricted access to the Committee, and with appropriate financial personnel of the Company.

We will also recommend to the Board the appointment of the independent auditors and review periodically their performance, fees and independence from management.

The Directors who serve on the committee are all "Independent" under standards used by NASDAQ for companies whose securities trade thereon. That is, the Board of Directors has determined that none of us has a relationship to the Company that may interfere with our independence from the Company and its management.

The Board has adopted a written charter setting out the functions the Committee is to perform. A copy of the charter is attached as an appendix to this Proxy Statement.

Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly represent the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discuss with us any issues they believe should be raised with us. We will monitor these processes, relying without independent verification on the information provided to us and on the representations made by management and the independent auditors.

This year, we reviewed the Company's audited financial statements as of and for the fiscal year ended December 31, 2002. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

We have received from Francis & Company, CPAs, the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. We also discussed with Francis & Company, CPAs, any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board of Directors that the Company's audited financial statements be included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2002.

Willis R. Collins
Lloyd G. Ewing
Benjamin E. Walker

Appointment of Auditors for Fiscal 2003

Upon the recommendation of the Audit Committee, the Board has reappointed Francis & Company, CPAs, as the independent public accounting firm to audit our financial statements for the fiscal year ending December 31, 2003. Representatives of Francis & Company, CPAs, will not be present at the meeting.

Fees Paid to Our Independent Auditors

The fees billed by Francis & Company, CPAs, for the indicated services performed during fiscal year 2002 were as follows:

Audit fees	$ 82,000
Financial Information Systems Design and Implementation fees	-0-
All other fees (Tax and Consulting)	$ 56,000

The Board of Directors considered whether the provision of non-audit services was compatible with maintaining Francis & Company, CPAs', independence.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that under the SEC rules for reporting securities transactions by executive officers, directors and beneficial owners of more than 10% of the Common Stock, all required reports for 2002 have been timely filed.

DISCUSSION OF ELECTION OF DIRECTORS
A.	General Information

Currently, the Board of Directors is composed of thirteen members; after the Annual Meeting, if all the nominees listed below are elected, the Board of Directors will also be composed of thirteen members. Directors of the Company are elected at the annual meeting of the Company's shareholders. The Board of Directors is divided into three classes, Class I, Class II and Class III, whose terms are staggered so that approximately one-third of the Board is elected at each annual meeting of the shareholders. Under the Company's Amended and Restated Articles of Incorporation and Bylaws, vacancies occurring on the Board of Directors between annual meetings may be filled by the vote of a majority of the directors then in office to serve for the unexpired term of the director whose vacancy is being filled.

Directors are elected by affirmative vote of the holders of a plurality of the shares of Common Stock entitled to vote and present by proxy or in person at the Annual Meeting. That is, the nominees receiving the greatest number of votes will be elected. In tallying the election results, abstentions and "broker non-votes" will be disregarded.

Each Proxy that a shareholder executes and returns will be voted according to its terms. If a Proxy does not otherwise specify, it will be voted for the election of the nominees named below. The Company's management has received the consent of the nominees named in this Proxy Statement and their agreement to serve as directors if elected.

Additional information about the Company can be found in its Annual Report on SEC Form 10-KSB. If you wish to receive a copy of such report, please contact Theron G. Reed, by telephone at (229) 567-2177, or in writing at the Company's address shown in this Notice.

Information Concerning Current Nominees for Director

The biography of each nominated director of the Company follows. Five directors will be elected to serve a three-year term to expire at the Company's annual meeting in 2006. Except as otherwise indicated, each nominee has been or was engaged in his/her present or last principal occupation, in the same or a similar position, for more than five years.

Name	Age	Position with Company and Principal Occupation
Class I (Terms would expire in 2006)
T. Brinson Brock, Sr.	46

Mr. Brock has served as a director of the Company since August 1989, President and Chief Executive Officer of Community National Bank ("CNB") since March 24, 1998, a director and Secretary of CNB since August 1990, a director of First National Bank, Tarpon Springs ("Tarpon") since February 2000 and a director of Cumberland National Bank ("Cumberland") from October 1999 until June 2002. In addition, he served as the President and Chief Executive Officer of the Company from June 1999 until June 2002, as Executive Vice President and Acting Chief Executive Officer from March 24, 1998 to June 7, 1999, and as Secretary of the Company from November 1989 to May 1998. Mr. Brock raises beef cattle out of which he places many FFA and 4H show calves for club members across the state. He also raises quarter and registered miniature horses, which his children show and sell. He serves as Vice President of the Turner County Cattlemen's Association. He is an active member of Georgia Banker's Association Agricultural Committee and is an instructor in various AIB and bank training programs. Mr. Brock is a member of both the Turner and Crisp County Chambers of Commerce. He is a deacon of Ashburn First Baptist Church.

Willis R. Collins	57

Mr. Collins has served as director of the Company since August 1989, and served as Chairman of the Board from August 2000 to July 2002 and from August 1990 to July 1992. He has served as a director of CNB since August 1990. Mr. Collins served as a Commissioner of Turner County, Georgia from 1986 to 1993. He organized Cotton Warehouse, Inc. in 1988 and is a partner and manager of Arabi Gin Company.

Shirley Crawford	66	Ms. Crawford has served as a director of the Company, and of CNB since July 2002. She is a community volunteer in Turner County.
Donald M. Crews	56

Mr. Crews has served as a director of the Company since May 1999 and of Cumberland since October 1999. Mr. Crews has been the owner and operator of Furniture Factory Outlet, St. Marys, Georgia, since 1985. Mr. Crews also owns and manages real estate. Mr. Crews is a past director of the Camden/Kingsbay Chamber of Commerce and the Camden/Kingsbay Navy League and has served for six years on the Better Business Committee for Camden County.

Benny Warren Denham	72

Mr. Denham has served as a director of the Company since August 1989, of CNB since August 1990, and of Cumberland since February 2000. Mr. Denham currently serves as the Chairman of the Board of CNB and served as Chairman of the Board of the Company from August 1992 to July 1994. Mr. Denham is a co-owner of Denham Farms and has operated this farming business since 1951. Mr. Denham has been a director of Oglethorpe Power Company since 1988, and serves as its Chairman. Mr. Denham serves on the Georgia Electric Membership Corporation Executive Committee and is a past President. He is also director of Irwin Electric Membership Corporation and served as Chairman for several years. Mr. Denham served as a Commissioner of Turner County, Georgia from 1980 to 1990.

The Board recommends that you vote "FOR" the election of all five nominees for director.

Information Concerning Directors Whose Terms Will Expire in 2004.

Name	Age	Position with Company and Principal Occupation
Lloyd Greer Ewing	58

Mr. Ewing has served as a director of the Company since August 1989, and of CNB since August 1990. He served as Chairman of the Board for the Company from August 1996 to July 1998. Mr. Ewing joined Ewing Buick, Pontiac, GMC Trucks, Inc. in 1973 and has held various positions in that company. He is now its President and General Manager. Mr. Ewing is a former member of the Board of Directors at First Federal Savings Bank of Turner County.

Grady Elmer Moore	68

Mr. Moore has served as a director of the Company since August 1989, and of CNB since August 1990. Mr. Moore runs a row crop operation, G.M. Farms, Inc., which he has pursued for the past thirty-six years.

Sara Ruth Raines	57

Mrs. Raines currently serves as the Chairman of the Board of the Company. She has served as a director of the Company since August 1989, and as a director of CNB since August 1990. She has also served as a director of Cumberland since February 2000. Mrs. Raines served simultaneously as Chairman of the Board of the Company and Chairman of the Board of CNB from August 1998 to August 2000. She is the President of Raines Investment Group, Inc., which is a franchisee of Aaron's Sales and Leasing.

Joe Sheppard	69

Mr. Sheppard has served as a director of the Company since May 1999, and of Cumberland since October 1999. He has served as Chairman of the Board of Resource Systems, Inc., an Atlanta-based company engaged in the telecommunications business, for more than six years.

Information Concerning Directors Whose Terms Will Expire in 2005.
Name	Age	Position with Company and Principal Occupation
Bobby Y. Franklin	57

Mr. Franklin has served as a director of the Company since May 1999, and of Cumberland since October 1999. Mr. Franklin has been the owner and operator of B&D Tire Company in Kingsland, Georgia, since 1979 and the owner of Franklin Properties in Hilliard, Florida, since 1979. Mr. Franklin serves as director of the Georgia Tire and Retreaders Dealers Association.

Benjamin E. Walker	72

Mr. Walker has served as a director of the Company since August 1989, and of CNB and Tarpon since August 1990 and March 2000, respectively. He served as Chairman of the Board of the Company from August 1994 to July 1996. Mr. Walker is a part-owner of M & W Sportswear, Inc., a local garment contracting company. Mr. Walker is also a co-owner of SWS Garment, Inc., a uniform manufacturing company in Fitzgerald, Georgia.

Jimmie Ann Ward	65	Mrs. Ward has served as a director of the Company since August 1989, and of CNB since August 1990. Mrs. Ward is Vice President of Ward Land Company and is a community volunteer in Turner County.
Freddie J. Weston, Jr.	65

Mr. Weston has served as a director of the Company since August 1989, as a director of CNB since August 1990, and as Chairman of CNB from August 2000 to July 2002. Mr. Weston served in the U.S. Army for more than twenty-five years, retiring in October 1981. Since 1983, he has served as the coordinator of Vocational Academic Education at Turner County High School, where he was Assistant Principal and Principal. Mr. Weston recently retired.

BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

Beneficial Owners of More Than 5% of the Common Stock

As of March 26, 2003, there are no persons or entities known to the Company to be a beneficial owner of more than 5% of the Common Stock. Please see the first footnote in the section below entitled "Security Ownership of Directors and Executive Officers" for a definition of "beneficial ownership" set forth in rules under Section 13(d) of the Securities Exchange Act of 1934, as amended.

Share Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Common Stock owned by each executive officer, director and nominee for director of the Company as of March 26, 2003, and the total Common Stock that such persons own as a group.

Name and Address of Beneficial Owner	Number of shares	Percent of Class(1)
T. Brinson Brock, Sr. 1252 Brock Road Arabi, Georgia 31712	84,664(2)	4.21%
Willis R. Collins 9655 Georgia Highway 112 East Rebecca, Georgia 31783	92,165(3)	4.58%
Shirley Crawford 56 South Academy Street Rebecca, Georgia 31783	95,222(4)	4.74%
Donald W. Crews 2001 Osborn Road St. Marys, Georgia 31558	31,510(5)	1.56%
Benny Warren Denham 424 East Inaha Road Sycamore, Georgia 31790	32,830(6)	1.63%
Lloyd Greer Ewing 545 East Monroe Ashburn, Georgia 31714	39,211(7)	1.95%
Bobby Y. Franklin Route 3, Box 6560 Hilliard, Florida 32046	41,000(8)	2.02%
Grady Elmer Moore 5580 Highway 33 North Arabi, Georgia 31712	81,050(9)	4.03%
Sara Ruth Raines P.O. Box 606 Ashburn, Georgia 31714	70,509(10)	3.51%
Theron G. Reed 2945 Georgia Highway 90W Rebecca, Georgia 31783	21,201	1.05%
Joe S. Sheppard 119 River Bend Drive St. Marys, Georgia 31558	22,000(11)	1.09%
Benjamin E. Walker P.O. Box 185 Ashburn, Georgia 31714	79,861(12)	3.97%
Jimmie Ann Ward 1330 Warwick Highway Ashburn, Georgia 31714	75,000(13)	3.73%
Freddie J. Weston, Jr. 828 West Madison Avenue Ashburn, Georgia 31714	15,000	0.75%
All directors, nominees and named executive officers as a group (13 persons)	781,223 shares	38.05%

* Information relating to beneficial ownership of common stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

  The percentages are based on 2,011,495 shares of Common Stock outstanding, plus shares of Common Stock which may be acquired by the beneficial owner, or group of beneficial owners, within 60 days of March 26, 2003, by exercise of options and/or warrants. The percentage total differs from the sums of the individual percentages due to the differing denominators with respect to each calculation.

  Includes 1,190 shares held as custodian for Brent Brock, 1,006 shares held as custodian for Kristen Brock, 370 shares held as custodian for Hunter Chess Brock, and 1,224 shares owned by Mr. Brock's wife, as to all of which Mr. Brock disclaims beneficial ownership.

  Includes 45,132 shares owned by Mr. Collins's wife as to which he disclaims beneficial ownership.

  Includes 8,115 shares held as custodian for her son Gene Scott Crawford and 8,115 shares held as custodian for her son Phillip Andrew Crawford, as to all of which she disclaims beneficial ownership.

  Includes the right to acquire 15,000 shares pursuant to currently exercisable warrants.

  Includes 4,788 shares owned by Mr. Denham's wife as to which he disclaims beneficial ownership.

  Includes 9,000 shares owned by his children (3,000 each for Mary Margaret Ewing, Lloyd S. Ewing and Jennifer L. Ewing) as to which Mr. Ewing disclaims beneficial ownership.

  Also includes the right to acquire 16,000 shares pursuant to currently exercisable warrants.

  Includes 5,000 shares owned by Mr. Moore's wife as to which he disclaims beneficial ownership.

  Includes 1,500 shares owned by Ruth's of Ashburn, Inc., 900 shares owned by Georgia Produce EXC, Inc. and 35,019 shares owned by Mrs. Raines's husband and his IRA, as to all of which Ms. Raines disclaims beneficial ownership.

  Also includes the right to acquire 11,000 shares pursuant to currently exercisable warrants.

  Includes 35,061 owned by the Walker Family Partnership. Also includes 12,300 shares owned by Mr. Walker's wife as to which he disclaims beneficial ownership.

  Includes 15,000 shares held in the name of her son, Michael E. Ward.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth the compensation paid to the named executive officers of the Company for each of the Company's last three completed fiscal years:

Summary Compensation Table
Annual Compensation
Name and Principal Position (a)		Year (b)	Salary (c)	Bonus (d)	Other Annual Compensation (e)
Theron G. Reed President and Chief Executive Officer of the Company		2002 2001 2000	$55,716 N/A N/A	$ 1,500 N/A N/A	$ 0 N/A N/A
T. Brinson Brock, Sr*. Former President and Chief Executive Officer of the Company		2002 2001 2000	$130,000 $130,000 $125,000	$ 1,500 $45,000 $39,000	$20,043(1) $29,868(2) $30,108(3)
*Mr. Brock served as President and Chief Executive Officer of the Company from June 1999 until June 11, 2002, at which time he was replaced in these capacities by Mr. Reed.
Long Term Compensation
Name and Principal Position (a)	Year (b)	Re- stricted Stock Awards (f)	Securities Underlying Options /SARs (g)	All LTIP Pay-outs (h)	Other Compen- sation (i)
Theron G. Reed President and Chief Executive Officer of the Company	2002 2001 2000	$0 N/A N/A	$0 N/A N/A	$0 N/A N/A	$0 N/A N/A
T. Brinson Brock, Sr. Former President and Chief Executive Officer of the Company	2002 2001 2000	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0

(1) Consists of $5,100 in profit sharing contributions.

(2) Includes $21,600 in profit sharing contributions.

(3) Includes $19,680 in profit sharing contributions.

Options/SAR Grants in Last Fiscal Year

In 2002, the Company did not make any grants of stock options to executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values
Name (a)	Shares Acquired on Exercise (b)	Value Realized (c)	Number of Securities Underlying Unexercised Options/SARs at FY-End Exercisable /Unexercisable (d)	Value of Unexercised in-the-Money Options/SARs at FY-End Exercisable /Unexercisable (e)
Theron G. Reed T. Brinson Brock, Sr.	0 5,280	0 $35,878(1)	0/0 0/0	$0/$0 $0/$0

(1) Value realized was computed as equal to the difference between $101/8, the estimated fair market value of the Company's Common Stock on the date of the exercise (August 5, 2002), and $3.33, the option's exercise price per share.

Compensation of Directors

Each director of the Company received $500 for each meeting of the Board of Directors that he or she attended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 9, 2003, a group of the Company's directors purchased 61,500 shares of newly-issued non-voting Series A Preferred Stock of the Company, at a purchase price of $10 per share. The net proceeds from such purchase were used by the Company to make a periodic principal payment with respect to a secured line of credit facility.

During 2001 and 2002, CNB loaned funds to certain of the Company's executive officers and directors in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with other customers, and which did not involve more than the normal risk of collectibility or present other unfavorable features.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Company's management knows of no matters other than those above that are to be brought before the 2003 Annual Meeting. However, if any other matter should be presented for consideration and voting at the Annual Meeting or any adjournment thereof, it is the intention of the person named in the enclosed form of Proxy to vote the Proxy in accordance with his judgment of what is in the best interest of the Company.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

If you wish to submit proposals to be included in the Company's 2004 Proxy Statement, the Company must receive them on or before close of business, December 1, 2003. Please address your proposals to Mr. Reed at the Company.

Under the Company's Bylaws, if you wish to nominate directors or bring other business before the shareholders:

  You must notify the Company's Secretary in writing not less than 60 or more than 90 days before the Annual Meeting.

  If the Company gives you fewer than 40 days' notice or prior public disclosure of the meeting date, however, you may notify the Company within 10 days after the notice was mailed or publicly disclosed.

  Your notice must contain the specific information that the Company's Bylaws require.

Please note that these requirements relate only to matters that you wish to bring before your fellow shareholders at an Annual Meeting. They are separate from the SEC's requirements to have your proposal included in the Company's proxy statement.

If you would like a copy of the Company's Bylaws, the Company will send you one without charge at your request.

BY ORDER OF THE BOARD OF DIRECTORS /S/ Theron G. Reed President and Chief Executive Officer